Exhibit 3.1

Number 480476

Certificate of Incorporation

I hereby certify that

SSI INVESTMENTS II LIMITED

is this day incorporated under the Companies Acts 1963 to 2009, and that the company is limited.

Given under my hand at Dublin, this Wednesday, the 3rd day of February, 2010 for Registrar of Companies